Exhibit 99.1

Adesto Announces Agreement to Acquire Echelon

Further Extends Leadership in Semiconductor-Based Solutions for the Industrial IoT

SANTA CLARA, CA – June 29, 2018 – Adesto Technologies (NASDAQ: IOTS), a leading provider of innovative application-specific semiconductors for the IoT era, and Echelon Corporation (NASDAQ: ELON) today announced a definitive agreement under which Adesto will acquire Echelon for $8.50 per share. Echelon is a pioneer in the development of open-standard networking platforms for connecting, monitoring and controlling devices in commercial and industrial applications. The acquisition price represents a total equity value of approximately $45 million, and a total enterprise value of about $30 million, after accounting for Echelon’s cash and investments on its balance sheet at March 31, 2018, as well as expected transaction expenses of approximately $4 million.

Benefits to Adesto of completing the transaction include:

•	Increases revenue and accelerates margin expansion opportunities

•	Expected to be accretive to EBITDA and non-GAAP earnings within the first 12 months

•	Significantly increases Served Available Market (SAM)

•	Enhances technology assets and capabilities to include broad range of semiconductors, software and systems solutions for Industrial IoT (IIoT)

“With the acquisition of Echelon, we are continuing to advance toward our vision of becoming a significant player in semiconductor and communication systems for IoT markets, in particular industrial IoT,” said Narbeh Derhacobian, CEO of Adesto. “Adesto started out providing application specific non-volatile memories for IoT, and we’ve continued to expand our memory portfolio with a wide range of differentiated devices. Through S3 Semiconductors, we added strong mixed-signal and RF ASIC capabilities. Following the acquisition of Echelon, we will be able to provide not only semiconductors, but also powerful software and deep systems and solutions expertise for industrial systems and enterprise automation, with a loyal customer base. We’re excited about the potential this acquisition presents as Adesto enters its next phase of growth.”

Ronald Sege, Chairman and CEO, Echelon Corp., said, “This transaction provides immediate and significant value to our stockholders. Our customers have become particularly excited about our strategy of helping them embrace our estimated 140 million installed LON-powered devices, extend them with new technologies and enhance them with cloud-based analytics to achieve better business outcomes across a variety of applications including smart buildings, smart manufacturing and smart lighting. The combination of Adesto and Echelon promises to accelerate this growth strategy through expected synergies in product, engineering, sales, marketing and service. We look forward to working closely with the Adesto team to ensure a smooth transition and complete the transaction as quickly as possible.”

The transaction is subject to customary closing conditions, including approval by Echelon’s stockholders. Adesto expects the transaction to close in the third calendar quarter of 2018, after which time Echelon will become a business unit within Adesto.

Adesto expects to finance the transaction through a combination of existing cash and equity and/or debt. Adesto today issued a separate announcement regarding its financing plans.

Canaccord Genuity is serving as financial advisor to Adesto, and Fenwick and West LLP is serving as legal counsel to Adesto. Piper Jaffray & Co is serving as financial advisor to Echelon and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel to Echelon.

Conference Call and Slide Presentation Information

Adesto will host a conference call today at 6:00 a.m. Pacific Time to discuss details of the transaction. The call will be broadcast live over the Internet and as an archived webcast with a slide presentation that can be accessed by all interested parties in the Investor Relations section of Adesto’s website at http://www.adestotech.com. Investors and analysts may also join the call by dialing 1-844-419-1786 and providing confirmation code 7076827. International callers may join the teleconference by dialing +1-216-562-0473 using the same confirmation code.

A telephone replay of the conference call will be available approximately two hours after the conference call until July 6, 2018 at midnight Pacific Time. The replay dial-in number is 1-855-859-2056. International callers should dial +1-404-537-3406. The pass code is 7076827.

About Adesto Technologies

Adesto Technologies (NASDAQ:IOTS) is a leading provider of innovative application-specific semiconductors for the IoT era. The company’s technology is used by more than 2,000 customers worldwide who are creating differentiated solutions across industrial, consumer, medical and communications markets. With its growing portfolio of high-value technologies, Adesto is helping its customers usher in the era of the Internet of Things. See: www.adestotech.com.

Follow Adesto on Twitter.

About Echelon Corp.

For 30 years Echelon (NASDAQ: ELON) has pioneered the development of open-standard networking platforms for connecting, monitoring and controlling devices in commercial and industrial applications. With more than 140 million connected devices installed worldwide, Echelon’s solutions host a range of applications enabling customers to reduce energy and operational costs, improve safety and comfort, and create efficiencies through optimizing physical systems. Echelon is focusing today on two IoT (Internet of Things) market areas: creating smart cities and smart campuses through connected outdoor lighting systems and enabling device makers to bring connected products to market faster via a range of IoT optimized embedded systems. More information about Echelon can be found at www.echelon.com.

Forward-looking Statements

This document contains forward-looking statements related to the proposed transaction between Adesto and Echelon, including statements regarding the expected benefits of the transaction, the time frame in which the transaction will occur and Adesto’s financing of the acquisition, as well as statements regarding the companies’ products and markets. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including the following, among others: Echelon stockholders may not approve the transaction; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation related to the transaction may delay or negatively impact the transaction; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; attempts to retain key personnel and customers may not succeed; the business combination or the combined company’s products may not be supported by third parties; actions by competitors may negatively impact results; and there may be negative changes in general economic conditions in the regions or the industries in which Adesto and Echelon operate. In addition, please refer to the documents that Adesto and Echelon file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Readers are cautioned not to put undue reliance on forward-looking statements, and Adesto and Echelon assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

Echelon Corporation (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the acquisition of the Company (the “Transaction”). The Company plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Transaction.

Ronald A. Sege, Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr., Robert R. Maxfield and Betsy Rafael, all of whom are members of the Company’s Board of Directors, and C. Michael Marszewski, Vice President and Chief Financial Officer, are participants in the Company’s solicitation. Of such participants, each of Messrs. Markkula, Maxfield and Sege owns in excess of 1% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2018 Annual Meeting of Stockholders (the “2018 Proxy Statement”), which was filed with the SEC on April 6, 2018. To the extent that holdings of Company’s securities have changed since the amounts printed in the 2018 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive Transaction Proxy Statement with the SEC, the Company will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction will also be available, free of charge, at the Company’s website (http://www.echelon.com) or by writing to Investor Relations, Echelon Corporation, 2901 Patrick Henry Dr., Santa Clara, CA 95054.

Adesto Technologies and the Adesto logo are trademarks of Adesto Technologies in the United States and other regions. Echelon and the Echelon logo are trademarks of Echelon Corporation that may be registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners. All other trademarks are property of their respective owners.

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Adesto Technologies Media Contact:

Jen Bernier-Santarini

+1 650-336-4222

press@adestotech.com

Adesto Technologies Investor Relations:

Leanne K. Sievers Shelton Group

949-224-3874

sheltonir@sheltongroup.com

Echelon Investor Relations Contact:

Rhonda Bennetto

Streetsmart Investor Relations

250-307-9030

rhonda@streetsmartir.com